Exhibit 99.2:	Contents of Email Dated December 15, 2010, from H. Steven Norton Addressed to R. L. Zimmerman, CFO of Diamondhead Casino Corporation, in Response to Review of Form 8-K Item 5.02
Bob
I do not agree with the comment about a conflict of interest. None has been brought to my attention, and I was not on the last meeting call. I don’t believe I had any conflict, although, my son, Mark works as an executive of CanCan. But the Diamondhead board has as much downside as upside, so I go willingly. I also don’t know why my e-mail has to be included, instead of just saying I resigned on Dec.14, 2010.
Greg asked for my resignation, but didn’t tell me anything about the conflict, that he referred to. If it has to do with funding I provided to Sandra Manno, then it’s nonsense. Because I provided those funds for Indian gaming opportunities in Oklahoma, Iowa and South Dakota; before I joined the Diamonded board.
Steve